UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Revised Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 18, 2006, Arbinet-thexchange, Inc. (the “Company”) sent a letter to stockholders of the Company, which is attached hereto.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2006, which contains important information regarding the Company’s 2006 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, the firm assisting the Company in the solicitation of proxies, toll-free at (888) 750-5834.

May 18, 2006

Dear Arbinet-thexchange Stockholder:

As you may know, Alex Mashinsky, who resigned as Chief Executive Officer of Arbinet in 1999, and his affiliate, Robert A. Marmon, are seeking your vote at the Annual Meeting on June 15, 2006 so that they can take control of your Company. Be forewarned:

•	As Chief Executive Officer of Arbinet, Mr. Mashinsky failed to deliver on his promises and he has a complete lack of public company management experience;

•	Messrs. Mashinsky and Marmon offer NO substantive strategy for Arbinet, and the only suggestions they have made are ones that we are already pursuing; and

•	Messrs. Mashinsky’s and Marmon’s loans and option schemes raise significant questions.

In distinct contrast, the guidance provided by your Board and management team has enabled Arbinet to become the leader in the exchange of digital goods, starting with voice minutes and expanding to additional digital goods such as media, advertising, and certain mobile content. We have built a strong asset base and are executing on our strategy to drive growth and enhance stockholder value. We believe that electing Messrs. Mashinsky and Marmon would derail this progress and threaten the customer relationships that are so critical to Arbinet’s success.

We urge you to protect your investment and enhance the future of your Company by voting FOR your Board’s independent and experienced director nominees – Michael J. Donahue and Leo J. Pound – by signing, dating and returning the enclosed WHITE proxy card TODAY.

AS CEO OF ARBINET, ALEX MASHINSKY FAILED TO DELIVER ON HIS PROMISES

As customers, investors, and Arbinet’s management can attest, Mr. Mashinsky’s previous tenure at Arbinet was one of disappointment and unfulfilled promises:

•	Customers were repeatedly disappointed. For instance, a product marketing director at AT&T said, “Alex had the vision before a lot of people, but he couldn’t deliver.”[1] In addition, Jean Louis Bravard, former president of Arbinet, said, “Clients were extremely frustrated by the gap between Alex’s talk and the reality.”[1] In our business, meeting the expectations of our customers is essential, and since Mr. Mashinsky resigned as CEO in 1999, your Board and management team have established solid relationships with more than 428 customers, including the world’s top 10 leading communications service providers. Given Mr. Mashinsky’s track record, we caution our stockholders to carefully consider what could happen to these customer relationships if Mr. Mashinsky is allowed to take control of Arbinet again.

[1]	The Industry Standard, “Bandwidth Merchant?,” Rob Guth, February 1, 1999. Permission to use quotations neither sought nor obtained.

•	Investors lacked confidence in Mr. Mashinsky and sought his replacement as Chief Executive Officer. In fact, the appointment of a new Chief Executive Officer was a prerequisite to the Company’s financing agreements that were announced in December 1999. “The feedback from potential investors was they would not invest so long as Alex kept control,” said Bravard.[1] Because of your Board and management team, and the confidence that the investment community has in them, Arbinet received the financing it needed to stay in business. Additionally, due to your Board and management team, Arbinet generated $10 million of cash and over $6 million in net income in 2005, representing one of the Company’s most profitable years to date and providing us with a strong balance sheet. Given Mr. Mashinsky’s track record, we caution our stockholders to carefully consider what could happen to the Company’s current financial strength if Mr. Mashinsky is allowed to take control of Arbinet again.

•	Arbinet’s Board, management and employees lost faith in Mr. Mashinsky’s ability to lead. Following Mr. Mashinsky’s failure to deliver results that matched his vision, Mr. Mashinsky resigned as CEO of Arbinet in 1999. Since then, Mr. Mashinsky has held NO management position at any operating company and he has NEVER managed a public company. Your current Board and management team, however, are comprised of seasoned and respected leaders who have strategic depth, financial acumen and decades of public company operational expertise. Given Mr. Mashinsky’s track record and his glaring lack of experience in operating a public company, we caution our stockholders to carefully consider what could happen to Arbinet if Mr. Mashinsky is allowed to take control of the Company again.

MASHINSKY AND MARMON OFFER NO SUBSTANTIVE STRATEGY FOR ARBINET

The only strategic suggestions made by Messrs. Mashinsky and Marmon are ones that your current Board and management team have already publicly announced and are pursuing, such as new products and services, and new industry verticals. Perhaps Messrs. Mashinsky and Marmon have no original strategic plan because they have had no involvement with the Company’s operations for over six years.

We also note that Mr. Mashinsky continues to tout his ideas for Arbinet’s patents. However, good ideas are useless without managerial execution, and when Mr. Mashinsky was Chief Executive Officer of Arbinet, he demonstrated again and again his inability to bring ideas to market. There is no reason for us to believe that anything has changed.

By contrast, the current Board and management have established a growing portfolio of intellectual property, including 33 patents and numerous additional patents pending. Our initiatives to improve Arbinet’s growth leverage this intellectual property as well as Arbinet’s technology and customer relationships to increase stockholder value.

MASHINSKY’S LOANS AND OPTION SCHEMES RAISE SIGNIFICANT QUESTIONS

•	Don’t be fooled by Messrs. Mashinsky’s and Marmon’s claim that their 6% ownership of Arbinet’s outstanding stock aligns their interests with yours. It is important to note that Mr. Mashinsky’s recent acquisitions of Arbinet stock were primarily made possible because “Ms. Thai Lee” loaned him over $5 million to purchase Arbinet stock. According to Messrs. Mashinsky’s and Marmon’s proxy materials, this loan, which is secured by Mr. Mashinsky’s Arbinet stock, is due on December 31, 2006. Because of this loan arrangement, we are concerned that Mr. Mashinsky will be incentivized to achieve short-term gains at the expense of long-term growth and value creation.

•	Messrs. Mashinsky and Marmon propose to grant themselves options that could result in them owning 40% of the Company. We believe this type of option scheme is unprecedented for a profitable public company like Arbinet. Our current compensation committee of independent directors would never approve such an option scheme for our current or any other management team. Messrs. Mashinsky and Marmon offer no independent support for why this option scheme is good for anyone other than them.

ARBINET’S BOARD AND MANAGEMENT TEAM HAVE EXTENSIVE INDUSTRY

EXPERIENCE AND A PROVEN TRACK RECORD OF SUCCESS

Arbinet’s current Board is comprised of seven directors, five of which are independent, and all of which have the product, market, operational, strategic and financial expertise needed to implement Arbinet’s growth initiatives and build value for stockholders. Arbinet’s director nominees – Michael J. Donahue and Leo J. Pound – were carefully evaluated by the Board’s independent nominating and corporate governance committee. In addition to a fresh perspective, these nominees bring strong credentials and a record of success in their respective fields. We encourage you to read Mr. Donahue and Mr. Pound’s full biographies, which are available in Arbinet’s proxy materials.

Like Arbinet’s Board, the Company’s management team is respected, experienced and focused on enhancing value. Arbinet’s Board has confidence in Arbinet’s growth strategy and in management’s ability to execute on it.

OUR PLAN TO ACCELERATE GROWTH IS UNDERWAY

Over the past several years, we have taken a number of actions to position Arbinet as an industry leader. In particular, we are moving forward with the following three growth initiatives that leverage our strong set of assets:

•	Creating new products and services to help our Members meet their pricing and cost requirements, which we believe will result in more traffic across Arbinet’s industry-leading platform;

•	Introducing a VoIP Peering Solution that helps service providers address the complexity of routing calls across traditional and VoIP networks; and

•	Leveraging our trading platform, intellectual property and operations support systems to offer trading platforms for other digital goods.

We are well underway in executing this growth strategy and expect to achieve significant progress in 2006 and into 2007 and 2008.

We believe Messrs. Mashinsky’s and Marmon’s stated intention to replace the entire Board and key members of management is irresponsible. Our Board believes such a drastic and unnecessary change would be disruptive to our business and detrimental to stockholder value, particularly in light of the strong customer relationships that we have built.

THE TIME TO ACT IS NOW – PROTECT YOUR INVESTMENT IN ARBINET

You now have an opportunity to protect your investment in Arbinet by voting FOR your Board’s director nominees and discarding all green proxy cards that you may receive from Alex Mashinsky and Robert Marmon.

Your vote is IMPORTANT. Whether or not you plan to attend the 2006 Annual Meeting on June 15, please sign, date and return the enclosed WHITE proxy card today. A postage-paid envelope is provided for your convenience.

We thank you for your continued support on behalf of the Arbinet Board of Directors,

J. Curt Hockemeier

President, Chief Executive Officer and Director

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